Exhibit 10.16

Execution Copy

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made as of August 4, 2017, between WirePath Home Systems, LLC, d/b/a SnapAV, a North Carolina limited liability company (the “Company”), and John Heyman (“Executive”). The Company and Executive are sometimes hereinafter referred to individually as a “Party” and together as “Parties.”

WHEREAS, Executive and the Company previously entered into an employment agreement, dated January 26, 2015 (the “Prior Agreement”).

WHEREAS, Amplify Holdings LLC, an indirect parent to the Company, General Atlantic (Amplify) Holdco LLC, General Atlantic (Amplify) LLC, Corporate Purchaser Corp., Crackle Merger Sub I Corp., Crackle Merger Sub II Corp., GA Escrow, LLC, as seller representative, and JWF Rollover, LLC, as the merger participant tax representative, have entered into an Agreement and Plan of Merger, dated as of June 19, 2017 (the “Merger Agreement”).

WHEREAS, in connection with the execution of that certain Rollover Agreement (the “Rollover Agreement”) between Crackle Holdings, L.P. (“Crackle”), Crackle Intermediate Corp. and Executive, Executive agreed to the employment terms set forth on Exhibit C of the Rollover Agreement.

WHEREAS, this Agreement, which is conditioned upon the closing of the transactions contemplated by the Merger Agreement (the “Effective Date”) and should the closing fail to occur for any reason, this Agreement shall be null and void ab initio, amends and restates the Prior Agreement, to reflect the employment terms set forth in the Rollover Agreement.

WHEREAS, subject to the terms and conditions set forth herein, the Company desires to continue to employ Executive as its Chief Executive Officer, and Executive wishes to enter into such employment on the basis set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.            Employment; Term. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and Executive hereby accepts continued employment, effective as of the Effective Date. This Agreement and Executive’s employment hereunder shall be effective as of the Effective Date and, unless sooner terminated as provided in Section 5 hereof, shall continue until the fifth anniversary of the Effective Date (the “Initial Term”), and shall be automatically extended thereafter for successive terms of one (1) year each (each a “Renewal Term” and, together with the Initial Term, the “Employment Period”), unless either party provides notice to the other at least sixty (60) days prior to the expiration of the Initial Term or any Renewal Term that the Agreement is not to be extended.

2.	Position and Duties.

(a)            During the Employment Period, Executive will serve as the Chief Executive Officer of the Company and will have the normal duties, responsibilities and authority of this office, subject to the power of the Board (as defined below), to expand or limit such duties, responsibilities and authority and to override Executive’s actions. Executive will report directly to the Board. Executive’s duties and responsibilities shall include, without limitation, carrying out the policies and directives of the Board; executing the strategic direction of the Company; advising and making recommendations to the Board on potential acquisitions, dispositions and financings; maintaining and developing relationships with the Company’s suppliers, customer and lenders; and overseeing other officers and employees of the Company. Executive shall be a member of the Board for so long as he is serving as the Chief Executive Officer of the Company under this Agreement. As used herein, the “Board” shall mean the Board of Directors of Crackle Holdings GP, LLC, a Delaware limited liability company; provided, however, that in the case of an initial public offering (“IPO”) involving the Company, the “Board” shall mean the board of directors of the IPO corporation and, in the case of any other restructuring involving the Company, the “Board” shall mean the board of directors of the top tier holding company.

(b)            During the Employment Period, Executive (i) will devote his best efforts and his full business time and attention to the business and affairs of the Company and its Affiliates, (ii) will not engage in any other material business activity without the prior written approval of the Board (such approval not to be unreasonably withheld); provided, however, that Executive shall be entitled to continue in his current positions as a member of the boards of directors previously disclosed to the Board in connection with entry into this Agreement, and

(iii) will perform his duties and responsibilities hereunder to the best of his abilities in a diligent, trustworthy and businesslike manner.

(c)            Executive’s principal place of employment shall be at the Company’s headquarters at a location prescribed by the Company, which as of the Effective Date is in the Charlotte, North Carolina area (the “Principal Place of Employment”).

3.	Compensation.

(a)            During the Employment Period, the Company shall pay Executive a base salary at the rate of $500,000 per annum, payable in accordance with the payroll practices of the Company for its executives. Such base salary, as the same may from time to time be increased (but not decreased) at the discretion of the Board, is hereafter referred to as the “Base Salary.”

(b)            During the Employment Period, for each Fiscal Year starting with Fiscal Year 2017, Executive will be eligible to receive a bonus under the Company’s annual incentive bonus plan in an amount up to 50% of Base Salary (such percentage being applied on a pro rata basis if Executive’s Base Salary changes during a particular compensation period). Each Fiscal Year’s bonus award pursuant to this Section 3(b) shall hereinafter be referred to as the “Annual Bonus.” The amount of any Annual Bonus will be determined in the sole discretion of the Board, based on performance against specified EBITDA or other objectives established by the Board. Any Annual Bonus that Executive shall actually become entitled to receive hereunder for any Fiscal Year will be payable by the Company in the following Fiscal Year at such time and in such manner that annual bonuses are paid to other senior executives of the Company, subject to the Board’s receipt of the audited financials for the Fiscal Year to which the Annual Bonus, if any, relates and provided that (except as otherwise provided in Section 5) Executive remains employed with the Company through the applicable payment date.

4.            Benefits. In addition to the Base Salary and other compensation provided for in Section 3 above, Executive will be entitled to the following benefits during the Employment Period:

(a)            Executive will be entitled to participate in the Company’s health and welfare benefit programs and vacation and other benefit programs from time to time in effect for executives of the Company generally, except to the extent such plans are in a category of benefits otherwise provided to Executive (e.g., severance pay). Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. Nothing herein, however, is intended, or shall be construed, to require the Company or its Affiliates to institute or continue any particular benefit plan or arrangement, and such benefit plans or arrangements may be changed, terminated or reduced from time to time.

(b)            Executive shall receive, on or about the Effective Date, a profits interest award pursuant to and in accordance with Crackle’s 2017 Class B Unit Incentive Plan, pursuant to the terms of an award agreement to be provided to him.

(c)            The Company will reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses; provided, that, in connection with any travel required in the course of performing his duties and responsibilities under this Agreement, Executive shall be entitled to first-class travel.

(d)            Executive shall, consistent with past practice, be reimbursed for Executive’s reasonable air travel costs between Atlanta, Georgia and Charlotte, North Carolina on Executive’s private plane, subject to an annual cap of $150,000.

5.	Termination.

(a)            Notwithstanding Section 1 of this Agreement, Executive’s employment with the Company and the Employment Period will end on the earlier of (i) Executive’s death, (ii) termination by the Company due to Executive’s Disability, (iii) Executive’s resignation with Good Reason provided that Executive provides 30 days’ advance written notice, (iv) Executive’s resignation without Good Reason provided that Executive provides 60 days’ advance written notice or (v) termination by the Company at any time with or without Cause. Except as otherwise provided herein, any termination of the Employment Period by the Company or by Executive will be effective as specified in a written notice from the terminating Party to the other Party. Upon termination of Executive’s employment, Executive, upon request of the Board, shall resign from any positions he has with the Company and its Affiliates (whether as an officer, director, consultant or otherwise), and Executive agrees to execute such documents as may be reasonably requested by the Company to effectuate the foregoing.

(b)            Upon any termination of Executive’s employment, Executive will be entitled to receive (i) his Base Salary through the date of termination, (ii) payments for any vacation time accrued during the portion of the then-current calendar year ending with the date of such termination and not used prior to that date, (iii) unless such termination was initiated by the Company for Cause or by Executive without Good Reason, any earned but unpaid Annual Bonus for any Fiscal Year preceding the year of termination, (iv) any business expenses incurred by Executive but unreimbursed on the date of termination, provided that such expenses and required substantiation and documentation thereof are submitted within 30 days of termination (or 90 days in the case of termination due to death or Disability) and that such expenses are reimbursable under applicable Company policy, and (v) all other vested compensation or benefits under applicable employee benefit plans, in accordance with the terms of such plans. Except as otherwise expressly provided herein, all of Executive’s rights to salary, bonuses, fringe benefits, severance and other compensation hereunder or under any policy or program or benefit plans of the Company or any of its Affiliates which might otherwise accrue or become payable on or after the termination of the Employment Period will cease upon such termination other than vested retirement benefits or insurance continuation rights expressly required under applicable law (such as the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”)).

(c)            If Executive’s employment with the Company is terminated during the Employment Period due to Executive’s death or by the Company due to Executive’s Disability, the Company will pay Executive, subject to Executive’s or his estate’s satisfaction of the Release Condition (defined below), an amount equal to the pro rata portion of the Annual Bonus Executive would have earned (based on number of days Executive was employed by the Company in the applicable Fiscal Year) for the Fiscal Year in which the termination of Executive’s employment occurs, which Annual Bonus shall be paid at the same time annual bonuses are paid to other active employees of the Company.

(d)            If (i) Executive’s employment with the Company is terminated during the Employment Period by Executive with Good Reason or by the Company without Cause and, in either case, (ii) Executive executes a general release in the form attached hereto and such release becomes effective and is not revoked or rescinded within 30 days following such termination (the “Release Condition”), and (iii) Executive complies with the material terms of the restrictive covenants set forth in Sections 7 through 11 hereof, then

(x)	the Company will pay Executive his continued Base Salary for a period equal to twelve (12) months after the date of termination (the “Salary Continuation Period”), at the Base Salary rate in effect at the time of termination; provided, that in the event of Executive’s resignation for Good Reason due to a reduction in Base Salary, the Base Salary rate used for purposes of this clause (x) shall be determined without regard to any such reduction of Base Salary;

(y)	the Company will pay Executive an amount equal to the pro rata portion of the Annual Bonus Executive would have earned (based on number of days Executive was employed by the Company in the applicable Fiscal Year) for the Fiscal Year in which the termination of Executive’s employment occurs, which Annual Bonus shall be paid at the same time annual bonuses are paid to other active employees of the Company; and

(z)	if Executive is enrolled in the Company’s medical and dental plans on the date of termination and provided that Executive is entitled to continue such participation under applicable law and plan terms, if Executive elects to continue his participation and that of his eligible dependents in those plans for a period of time under COBRA, then, until the conclusion of the Salary Continuation Period, or, if earlier, until the date Executive begins new employment where he is offered participation in a group health plan, the Company will reimburse (on a monthly basis) Executive for the premium cost of his coverage and that of his eligible dependents under those plans at the rate it contributed to Executive’s premium cost of coverage on the date of termination. To be eligible for these Company premium contributions under clause (z) of this Section 5(d), however, Executive must pay his portion of the premium cost during the Salary Continuation Period at the rate he paid on the date of termination. Executive is required to notify the Company immediately if he begins new employment during the Salary Continuation Period and to repay promptly any excess benefits contributions made by the Company under clause (z) of this Section 5(d). After the Company’s contributions under clause (z) of this Section 5(d) end, Executive may continue benefits coverage for the remainder of the COBRA period, if any, by paying the full premium cost of such benefits.

The severance payments payable to Executive pursuant to clause (x) of this Section 5(d), will be paid at the time and in the manner set forth in Section 3 hereof, provided that payments and benefits of amounts which do not constitute nonqualified deferred compensation and are not subject to Section 409A (defined below) shall commence five (5)  days after the Release Condition is satisfied and payments and benefits which are subject to Section 409A shall commence on the 60th day after termination of employment (subject to further delay, if required pursuant to Section 21(d) below) provided that the Release Condition is satisfied.

Notwithstanding the foregoing, if Executive’s employment with the Company is terminated by Executive with Good Reason or by the Company without Cause effective as of a date on or within 30 days following a Sponsor Exit, the severance payments payable to Executive pursuant to clause (x) of this Section 5(d) shall be payable in one lump sum on or within 30 days following the date of such termination. For purposes of this Agreement, a “Sponsor Exit” shall have the meaning attributed to it under the Crackle Holdings, L.P. 2017 Class B Unit Incentive Plan Class B Unit Award Agreement by and between Crackle and Executive, entered into in connection with the profits interest award to Executive referenced in Exhibit C of the Rollover Agreement; provided, that, for purposes of this Agreement, to extent the severance payments payable to Executive pursuant to clause (x) of this Section 5(d) would constitute nonqualified deferred compensation subject to Section 409A, a Sponsor Exit shall not be deemed to occur unless the event giving rise to the Sponsor Exit satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A.

(e)            For purposes of this Agreement, “Cause” means (i) the conviction of, or plea of nolo contendere by, Executive to a felony or other crime involving dishonesty, (ii) fraud; embezzlement, theft or any misappropriation of any material amount of money or other assets or property of the Company or any of its Affiliates, (iii) willful failure to perform, or gross negligence in the performance of Executive’s duties and responsibilities to the Company and its Affiliates, or willful failure to follow the lawful directives of the Board which remains uncured ten (10) business days after written notice of such failure or negligence specifying in reasonable detail the nature of such failure or negligence is given to Executive by the Company, (iv) Executive’s willful misconduct that results in a material adverse effect of the business, reputation or financial condition of the Company or any of its Affiliates, (v) Executive’s material breach of this Agreement, Section 7, 8, 9, 10 or 11 hereof, or the Limited Partnership Agreement of Crackle (as may be amended from time to time), or (vi) the conviction of, or plea of nolo contendere by, Executive to a crime involving moral turpitude that results in a material adverse effect on the business, reputation or financial condition of the Company or any of its Affiliates.

(f)            For purposes of this Agreement, “Good Reason” means a termination of Executive’s employment with the Company by Executive following: (i) a reduction in Executive’s rate of Base Salary or the dollar amount of his target bonus opportunity; (ii) Company’s material breach of this Agreement; (iii) a material diminution of Executive’s authority, duties and responsibilities, provided, that, Good Reason shall not exist under this clause (iii) if such material diminution of authority, duties and responsibilities is a result of: (1) the hiring of additional subordinates to fill some of Executive’s duties and responsibilities, or (2) any disposition or sale of any subsidiary of business of the Company; (iv) the relocation of Executive’s Principal Place of Employment to a location that increases by 25 miles Executive’s one-way commute from his residence, provided that Executive had relocated his residence to the same metropolitan area as the Principal Place of Employment was originally located; provided, however, that in each case, Executive may not terminate his employment for Good Reason unless Executive (A) provides the Company with 30 days’ advance written notice of his intent to resign for Good Reason, (B) such notice is given within 90 days of the events or circumstances claimed to give rise to Good Reason, (C) the Company fails to cure such alleged violation within 30 days after Executive delivers such notice and (D) if the Company fails to cure such alleged violation, Executive must terminate his employment within five months of the initial occurrence of the facts or circumstances giving rise to Good Reason.

(g)            For the avoidance of doubt, if the Company gives notice in accordance with Section 1 above that the Employment Period is not to be extended (or further extended), neither such notice nor expiration of the Employment Period of Executive’s employment under this Agreement (i) shall give rise to Good Reason, or (ii) result in the termination of Executive’s employment with the Company; provided, that if the Company gives notice in accordance with Section 1 above that the Initial Term is not to be extended, and Executive resigns from his employment effective as of the expiration of the Initial Term and gives the Company notice of his resignation within 30 days after receipt of the Company’s notice of nonrenewal, then, provided that the Release Condition is satisfied and Executive complies with the material terms of the restrictive covenants set forth in Sections 7 through 11 hereof, the Company will pay Executive his continued Base Salary for a period equal to six (6) months after the date of termination, in accordance with the time and form of payment provisions set forth in Section 5(d). If the Employment Term of Executive’s employment under this Agreement is not extended (or further extended), but Executive’s employment continues after the expiration of such Employment Term, then such continued employment shall be on an “at will” basis upon such terms as the Company may prescribe; and if such “at will” employment is terminated by the Company, Executive’s right to severance shall be determined and be payable in accordance with the Company’s policies in effect at such time, if any.

(h)            In the event of any termination of Executive’s employment under this Agreement, Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

6.	Acknowledgments.

(a)            Executive acknowledges that the Company has expended and shall continue to expend substantial amounts of time, money and effort to develop business strategies, employee and customer relationships and goodwill and build an effective organization. Executive acknowledges that Executive is and shall become familiar with the Company’s Confidential Information (as defined below), including trade secrets, and that Executive’s services are of special, unique and extraordinary value to the Company, its subsidiaries and Affiliates. Executive acknowledges that the Company has a legitimate business interest and right in protecting its Confidential Information, business strategies, employee and customer relationships and goodwill, and that the Company would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its business strategies, employee and customer relationships and goodwill.

(b)            Executive acknowledges that Executive has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to the necessity of such restraints for the reasonable and proper protection of the Confidential Information, business strategies, employee and customer relationships and goodwill of the Company and its subsidiaries and Affiliates now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area. Executive further acknowledges that although Executive’s compliance with the covenants contained in Sections 7, 8, 9, 10 and 11 may prevent Executive from earning a livelihood in a business similar to the business of the Company, Executive’s experience and capabilities are such that Executive has other opportunities to earn a livelihood and adequate means of support for Executive and Executive’s dependents.

7.	Noncompetition and Interfering Activities.

(a)            Noncompetition. In consideration for the payments and benefits provided under this Agreement, Executive agrees that he shall not, directly or indirectly, without the prior written consent of the Company, at any time during the period that he is employed by the Company or its Affiliate and for the two (2) year period following the date on which he ceases to be an employee of the Company or its Affiliate (the “Restricted Period”): (A) perform services for any Competing Entity (defined below) (whether as a stockholder, officer, director, employee, agent, security holder, creditor, independent contractor, consultant, or otherwise) that are the same or similar to any services that the undersigned performed for the Company or that otherwise utilize skills, knowledge, and/or business contacts and relationships that the undersigned utilized while providing services to the Company, or (B) own, manage, operate, control, participate in the ownership, management, operation or control of, or have any interest in, any Competing Entity (whether as a stockholder, officer, director, employee, agent, security holder, creditor, independent contractor, consultant, or otherwise), in case of each of clauses (A) or (B), within the continental United States, Europe or any other region where the Company conducts or is Contemplating conducting the Business. “Competing Entity” means any firm, corporation, partnership, trust, or other business, entity or person, that, directly or indirectly (through any subsidiary or otherwise) engages in or is competitive with (i) the business of manufacturing or distributing audio or visual equipment or components, networking equipment or components or security equipment or components, in each case on a retail or wholesale basis or (ii) any business in which the Company is contemplating in engaging if Executive has actual or constructive knowledge of such contemplation (clauses (i) and (ii) collectively, the “Business”). Nothing contained in this Agreement shall prohibit Executive from owning less than two percent (2%) of any class of securities listed on a national securities exchange or traded publicly in the over-the-counter market. Executive acknowledges that the Business is conducted in the continental United States and contemplates expanding into Europe and that, therefore, the geographic restrictions set forth in this Section 7 are reasonable and necessary to protect the Company’s legitimate business interests. For purposes of this Agreement, the Company will only be deemed to be “Contemplating” to take an action if such action is set forth in writing in its corporate records, including any written business plan.

(b)            Interfering Activities. During the Restricted Period, Executive shall not, directly or indirectly for his own account or for the account of any other person, firm, corporation, partnership or business, engage in Interfering Activities. “Interfering Activities” means (A) recruiting, encouraging, soliciting, or inducing, or in any manner attempting to recruit, encourage, solicit, or induce, any Person employed by, or providing consulting services to, any member of the Company Group to terminate such person’s employment or services (or in the case of a consultant, materially reducing such services) with the Company Group, (B) hiring any individual who was employed by the Company Group within the six (6) month period prior to the date of such hiring, or (C) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with the Company Group, or in any way interfering with the relationship between any such Business Relation and the Company Group, including, without limitation, soliciting (i) any customer of the Company Group for the purpose of selling or providing any products or services competitive with the Business, or (ii) any vendor of the Company Group for the purpose of offering to sell any of such vendor’s products or services in competition with the Business. For the purposes of this Agreement, “Business Relation” means any current or prospective client, customer, licensee, supplier, vendor or other business relation of the Company Group, or any such relation that was a client, customer, licensee or other business relation within the prior six (6) month period, in each case, with whom Executive transacted business or whose identity became known to Executive in connection with his employment hereunder and “Company Group” means Crackle together with its direct and indirect subsidiaries (including the Company).

(c)            Without limiting Section 19, if a final and non-appealable judicial determination is made that any of the provisions of this Section 7 constitutes an unreasonable or otherwise unenforceable restriction against Executive, the provisions of this Section 7 will not be rendered void but will be deemed to be modified to the minimum extent necessary to remain in force and effect for the longest period and largest geographic area that would not constitute such an unreasonable or unenforceable restriction. Moreover, and without limiting the generality of Section 13, notwithstanding the fact that any provision of this Section 7 is determined not to be specifically enforceable, the Company will nevertheless be entitled to recover monetary damages as a result of Executive’s breach of such provision.

8.	Nondisclosure of Confidential Information.

(a)            Recognition of Company’s Rights; Nondisclosure. At all times during Executive’s employment and thereafter, Executive will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information or Confidential Information (each, as defined below), except as such disclosure, use or publication may be (a) required in connection with the services provided by Executive for the Company, (b) expressly authorized by the Company in writing, (c) required to enforce any legal rights he may have or (d) required to be disclosed by law, regulation, regulatory authority or other applicable judicial or governmental order or legal process (provided that, in such event, Executive shall, to the extent permitted by law, provide the Company with notice thereof so that the Company may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such information); provided, however, that with respect to any of the Company’s Proprietary Information or Confidential Information that constitutes a trade secret under applicable law, such obligations shall survive so long as the Proprietary Information or Confidential Information remains a trade secret. During the Restricted Period, Executive must obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to Executive’s work at, for, or on behalf of the Company and which incorporates any Proprietary Information or Confidential Information. Executive hereby assigns to the Company any rights that Executive may have or acquire in such Proprietary Information and recognizes that all Proprietary Information shall be the sole property of the Company and its assigns or successors in interest. In addition, Executive hereby agrees that, except as required by applicable law, Executive will not disclose to any Person, other than Executive’s spouse and legal, financial and other advisors (if any), the terms or provisions of this Agreement, or the grant or issuance of profits interests or other equity, without the prior approval of the Company or Crackle, as appropriate. Executive further agrees that he will instruct his legal, financial and other advisors (if any) to maintain the confidentiality of this Agreement and its terms.

(b)            Proprietary Information. The term “Proprietary Information” shall mean any and all information and any idea of whatever form, tangible or intangible, pertaining in any manner to the business of the Company, or any of its Affiliates, if any, or its employees, clients, consultants, business associates, vendors, parties with which it performs services to or parties performing services, or products to the Company, which was (i) produced by Executive or any employee or consultant of the Company in the course of his or her employment, consulting or other service relationship with the Company or (ii) otherwise produced or acquired by or on behalf of the Company on or prior to the date of Executive’s cessation of employment. All Proprietary Information not generally known outside of the Company’s organization, and all Proprietary Information so known only through improper means, shall be deemed “Confidential Information.” By way of example and without limiting the foregoing definition, Proprietary Information and Confidential Information shall include, but not be limited to (a) trade secrets, research and development techniques, inventions, mask works, ideas, processes, products, methods, formulas, source and object codes, data, programs, other works of authorship, patents, patent applications, know-how, improvements, research projects, formats, discoveries, developments, designs, drawings, techniques, clinical data, test data, results and samples, computer software and programs, electronic codes (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business and strategic plans, budgets and financial statements, licenses, prices and costs, suppliers, vendors, and clients; and (c) information regarding the skills and compensation of employees of the Company. Confidential Information is to be broadly defined, and includes all information that has or could have commercial value or other utility in the business in which the Company is engaged or Contemplates engaging, and all information of which the unauthorized disclosure could be detrimental to the interests of the Company, whether or not such information is identified as Confidential Information by the Company. Notwithstanding anything to the contrary herein, Proprietary Information and Confidential Information shall not include any information that is or becomes generally available to the public other than as a result of an unauthorized disclosure.

(c)            Third-Party Information. Executive understands that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third-Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During Executive’s employment and thereafter, Executive will hold Third-Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with Executive’s work for the Company, Third-Party Information unless expressly authorized by an officer of the Company in writing.

(d)            No Improper Use of Information of Prior Employers and Others. During Executive’s employment, Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any other Person to whom Executive has an obligation of confidentiality.

(e)            Protected Activity. Nothing in this Agreement shall prohibit or impede Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law. Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Except as otherwise provided in this paragraph or under applicable law, under no circumstance is Executive authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product, or the Company’s trade secrets, without the prior written consent of the Company. Executive does not need the prior authorization of (or to give notice to) any member of the Company Group regarding any communication, disclosure, or activity described in this paragraph.

9.            Return of Property. Executive acknowledges and agrees that all notes, records, reports, sketches, plans, unpublished memoranda or other documents, whether in paper, electronic or other form (and all copies thereof), held by Executive concerning any information relating to the business of the Company or any of its Affiliates, whether confidential or not, are the property of the Company. Executive will deliver to the Company at the termination of his employment, or at any other time the Company may request, all equipment, files, property, memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and all electronic, paper or other copies thereof) belonging to the Company or any of its Affiliates, which includes, but is not limited to, any materials that contain, embody or relate to confidential information, work product, or the business of the Company or any of its Affiliates, which he may then possess or have under his control.

10.	Intellectual Property Rights.

(a)            Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

(b)	Assignment of Inventions. Subject to Section 10(d):

(i)            Executive hereby assigns and agrees to assign to the Company all of Executive’s right, title and interest, if any, in and to any and all Inventions licensed to the Company and all other Inventions (and all Proprietary Rights with respect thereto) that exist on the date hereof, whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Executive, either alone or jointly with others, during the period of Executive’s affiliation with the Company or any predecessor thereof, as a stockholder, officer, director, agent, consultant or employee, in each case, pertaining in any manner to the business of the Company, or any of its Affiliates.

(ii)           Executive hereby further assigns and agrees to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all of Executive’s right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Executive, either alone or jointly with others; during the period of Executive’s employment with the Company, in each case, pertaining in any manner to the business of the Company, or any of its Affiliates.

(iii)          Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 10(b), are hereinafter referred to as “Company Inventions.”

(c)            Obligation to keep Company Informed. Executive will promptly disclose to the Company all patent applications filed by Executive or on Executive’s behalf during the course of his employment and within two (2) years after termination thereof.

(d)            Third Party. Executive also agrees to assign all of Executive’s right, title and interest in and to any particular Invention pertaining in any manner to the business of the Company or any of its Affiliates to a third party as directed by the Company.

(e)            Works for Hire. Executive acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of Executive’s services to the Company and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C. § 101, et. seq.).

(f)            Enforcement of Proprietary Rights. At the Company’s sole cost and expense, Executive will assist the Company in every proper way to obtain, and from time to time enforce, U.S. and non-U.S. Proprietary Rights relating to Company Inventions in any and all countries. To that end, at the Company’s sole cost and expense, Executive will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, at the Company’s sole cost and expense, Executive will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. Executive’s obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of Executive’s employment, but the Company shall compensate Executive at a reasonable rate (mutually agreed to) after the termination of Executive’s employment for the time actually spent by Executive at the Company’s request on such assistance.

(g)            In the event the Company is unable for any reason, after reasonable effort, to secure Executive’s signature on any document needed in connection with the actions specified in the preceding paragraph, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, which appointment is coupled with an interest, to act for and in Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by him. Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

11.            Nondisparagement. Executive shall not, whether in writing or orally, malign, denigrate or disparage the Company, its subsidiaries or Affiliates or their respective predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light. The Company shall not, whether in writing or orally, malign, denigrate or disparage Executive with respect to any of his respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray Executive in an unfavorable light. Notwithstanding the foregoing, nothing herein shall or shall be deemed to prevent or impair any party from testifying truthfully in any legal or administrative proceeding if such testimony is compelled or requested (or otherwise complying with legal requirements).

12.            Notification of Subsequent Employer. Executive hereby agrees that prior to accepting employment with, or agreeing to provide services to, any other Person during any period during which Executive remains subject to any of the covenants set forth in Section 7, Executive shall provide such prospective employer with written notice of such provisions of this Agreement, with a copy of such notice delivered simultaneously to the Company.

13.            Remedies and Injunctive Relief. Executive acknowledges that a violation by Executive of any of the covenants contained in Section 7, 8, 9, 10 or 11 would cause irreparable damage to the Company and/or Group in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, Executive agrees that, notwithstanding any provision of this Agreement to the contrary, the Company and/or Group shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in Section 7, 8, 9, 10 or 11 in addition to any other legal or equitable remedies they may have. The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, and all of the Company’s rights shall be unrestricted.

14.            Executive’s Representations. Executive hereby represents and warrants to the Company that (a) he has entered into this Agreement of his own free will for no consideration other than as referred to herein, (b) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (c) Executive is not a party to or bound by any employment, non- competition, confidentiality or other similar agreement with any other Person, or other agreement that would affect the performance of his obligations hereunder or would otherwise conflict with, prevent or restrict the full performance of Executive’s duties and obligations to the Company hereunder during or after the Employment Period, and (d) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that Executive has had the opportunity to consult with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein. Executive further represents that in entering into this Agreement, Executive is not relying on any statements or representations made by any of the Company’s or Crackle’s directors, officers, employees or agents which are not expressly set forth herein, and that Executive is relying only upon Executive’s own judgment and any advice provided by Executive’s attorney.

15.            Indemnification. During the Employment Period and thereafter, the Company shall indemnify and hold Executive harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses as a result of any claim, action, suit, arbitration or other proceeding (whether civil, criminal, administrative or investigative) (each a “Proceeding”), or any threatened Proceeding, against Executive that arises out of or relates to Executive’s service as an officer, director or employee, as the case may be, of the Company, or Executive’s service in any such capacity or similar capacity with any Affiliate of the Company or other entity at the Company’s request, after the Effective Date; provided that Executive acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal Proceeding, had no reasonable cause to believe his conduct was unlawful; provided, further, that Executive shall not be entitled to any such indemnification (A) in respect of any Proceeding based upon or attributable to Executive gaining in fact any personal profit or advantage to which he is not entitled, or resulting from Executive’s fraudulent, dishonest or willful misconduct, breach of fiduciary duty or other act or omission constituting Cause, (B) to the extent Executive has already received indemnification or payment pursuant to the Company’s operating agreement or other governing documents, directors’ and officers’ liability policy or otherwise or (C) in respect of any Proceeding initiated by Executive, unless the Company has joined in or the Board has authorized such Proceeding. During the Term and thereafter, the Company also shall provide Executive with coverage under its current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other executive officers.

16.            Definitions. For purposes of this Agreement, the following terms, as used herein, shall have the definitions set forth below.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, provided that, in any event, any business in which the Company or Group has any direct ownership interest shall be treated as an Affiliate of the Company.

“Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Fiscal Year” means the fiscal year of the Company ending December 31.

“Disability” means any permanent mental or physical disability or incapacity as determined by the Board in its good faith judgment and meeting the standard of subsection (a)(2)(C) of Section 409A.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or governmental or regulatory entities, department, agency or authority.

17.            Survival. Sections 5 through 31 will survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

18.            Notices. Any notice provided for in this Agreement will be in writing and will be either personally delivered, sent by reputable overnight courier service, sent by facsimile (with hard copy to follow by regular mail) or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive: to his address then reflected in the Company’s records with a copy to:

DLA Piper LLP
One Atlantic Center

1201 West Peachtree Street, Suite 2800

Atlanta, Georgia 30309-3450

Attention: [*****]

Facsimile:  [*****]

Notices to the Company:

WirePath Home Systems, LLC
c/o Hellman & Friedman LLC
One Maritime Plaza, 12th Floor
San Francisco, CA 94111

Attention: [*****]

   [*****]

Facsimile: [*****]

with a copy to (which will not constitute notice to the Company):

Simpson Thacher & Bartlett

425 Lexington Avenue

New York, NY 10017

Attention: [*****]

Facsimile: [*****]

or such other address or to the attention of such other person as the recipient Party will have specified by prior written notice to the sending Party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

19.            Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any action in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

20.            Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company’s chief-executive office is located, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.

21.	Withholding; Taxes; Section 409A.

(a)            The Company and its Affiliates will be entitled to deduct or withhold from any amounts owing to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its Affiliates or Executive’s ownership interest in the Company or any of its Affiliates (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).

(b)            To the maximum extent permitted by law, this Agreement shall be interpreted in such a manner that the payments to Executive under this Agreement are either exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”), including without limitation any such regulations or other guidance that may be issued after the Effective Date.

(c)            If any provision of this Agreement contravenes any regulations or guidance promulgated under Section 409A or would cause payment or benefits provided hereunder to be subject to additional taxes, accelerated taxation, interest and/or penalties under Section 409A, the parties shall cooperate to attempt to amend such provision to the extent reasonable or necessary, with the intent that the original intent of the applicable provision shall be preserved to the maximum extent practicable without contravening the provisions of Section 409A. Notwithstanding anything to the contrary in this Agreement, it is expressly understood and agreed that Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of Executive in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to amend this Agreement, indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes or penalties.

(d)            Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” as defined in Section 409A as of Executive’s termination of employment, then, to the extent any payment under this Agreement resulting from Executive’s termination of employment constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A) and to the extent required by Section 409A, no payments due under this Agreement Executive’s termination of employment may be made until the earlier of: (i) the first day following the sixth month anniversary of Executive’s date of termination and (ii) Executive’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum as soon as reasonably practicable following the sixth month anniversary of Executive’s date of termination. If payment of an amount is delayed as a result of this Section 21(d), such amount shall be increased with interest from the date on which such amount would otherwise have been paid to Executive but for this Section 21(d) to the day prior to the date the amount is actually paid. The rate of interest shall be the short-term federal rate applicable under Section 7872(f)(2)(A) of the Code for the month in which the date of Executive’s termination of employment occurs. Such interest shall be payable at the same time that the amount delayed as a result of this Section 21(d) is actually paid.

(e)            For purposes of Section 409A, each of the payments that may be made under this Agreement is designated as a separate payment. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A relating to “separation from service.” To the extent that any reimbursements made hereunder are taxable to Executive, any such reimbursement payment due to Executive shall be paid to Executive as promptly as practicable, and in all events on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. The reimbursements are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that Executive receives in any other taxable year.

22.            Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company, Executive and Crackle, and no course of conduct or course of dealing or failure or delay by any Party hereto in enforcing or exercising any of the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

23.            No Strict Construction. The Parties jointly participated in the negotiation and drafting of this Agreement. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their collective mutual intent, this Agreement will be construed as if drafted jointly by the Parties, and no rule of strict construction will be applied against any Person.

24.            Third-Party Beneficiary. The Company and Executive agree that Crackle is an intended third-party beneficiary of this Agreement.

25.            Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns. Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company. The Company may assign its rights and obligations hereunder without the consent of, or notice to, Executive, to any of the Company’s Affiliates or in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person, in which case all references to the Company will refer to such assignee.

26.            Complete Agreement. This Agreement embodies the complete agreement and understanding among the Parties and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject-matter hereof in any way.

27.            Choice of Law; Exclusive Venue. THIS AGREEMENT, AND ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. THE PARTIES AGREE THAT ALL DISPUTES, LEGAL ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN THE COURTS OF DELAWARE (THE “DESIGNATED COURTS”). EACH PARTY HEREBY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DESIGNATED COURTS. NO LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY OTHER FORUM. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL CLAIMS OF IMMUNITY FROM JURISDICTION AND ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN ANY DESIGNATED COURT, INCLUDING ANY RIGHT TO OBJECT ON THE BASIS THAT ANY DISPUTE, ACTION, SUIT OR PROCEEDING BROUGHT IN THE DESIGNATED COURTS HAS BEEN BROUGHT IN AN IMPROPER OR INCONVENIENT FORUM OR VENUE.

28.            Mutual Waiver of Jury Trial. THE PARTIES EACH WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION WILL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

29.            Counterparts. This Agreement may be executed in separate counterparts (including by facsimile signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

30.	Excess Parachute Payments.

(a)            In the event that Executive becomes entitled to payments or benefits under this Agreement and/or any other payments or benefits by reason of a “change of control” as defined in Section 280G of the Code and regulations thereunder (collectively, the “Payments”), and any such Payment would constitute an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, or would otherwise be subject to the excise tax imposed under Section 4999 of the Code, or any similar federal or state law (an “Excise Tax”), as determined by an independent certified public accounting firm selected by the Company (the “Accounting Firm”), the amount of Executive’s Payments shall be limited to the largest amount payable, if any, that would not result in the imposition of any Excise Tax to Executive, but only if, notwithstanding such limitation, the total Payments, net of all taxes imposed on Executive with respect thereto, would be greater if no Excise Tax were imposed.

(i)            If a reduction in the Payments is necessary, reduction shall occur in the following order: first, a reduction of cash payments not attributable to equity awards which vest on an accelerated basis; second, the cancellation of accelerated vesting of equity awards; third, the reduction of employee benefits; and fourth, a reduction in any other “parachute payments” (as defined in Section 280G of the Code). If acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s equity awards.

(ii)            All determinations required to be made under this Section 30 will be made by the Accounting Firm. Any determination by the Accounting Firm will be binding upon the Company and Executive.

(b)            Notwithstanding the foregoing and to the extent no stock of the Company is then readily tradable on an established securities market or otherwise, the Company shall use its reasonable good faith efforts to submit for stockholder approval any Payments that could be subject to the Excise Tax, under procedures intended to comply with the requirements of Section 280G(b)(5)(B) of the Code and Treasury Regulation Section 1.280G-1, Q&A 7 (or such replacement or successor provision thereto). The Company’s obligation to submit such Payments to stockholders shall be conditioned on Executive executing a waiver of such Payments so that the stockholders’ vote will determine whether such Payments are made. The materials submitted to stockholders and Executive’s waiver shall be in such form as the Company may prescribe. For the avoidance of doubt, any reasonable good faith effort by the Company to submit any Payments for stockholder approval pursuant to this Section 30 shall not require the Company to conduct any electioneering or to encourage or direct stockholders’ votes in any way.

31.            Attorneys’ Fees. The Company shall pay all reasonable legal fees and expenses incurred on behalf of Executive, up to $15,000 in the aggregate, in connection with the preparation, negotiation, execution and delivery of this Agreement (including the exhibit hereto) and the documents related to the profits interest award to Executive referenced in Section 4(b).

* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

WIREPATH HOME SYSTEMS, LLC

By:	[*****]
Name:	Michale Carlet
Title:	Chief Financial Officer

[*****]
John Heyman

[Signature Page Employment Agreement]

EXHIBIT A

FORM OF RELEASE

*           *           *

WAIVER AND RELEASE OF CLAIMS

In connection with the termination of employment of John Heyman (“Executive”) [by] WirePath Home Systems, LLC, d/b/a SnapAV, a North Carolina limited liability company (the “Company”), pursuant to the employment agreement between Executive and the Company, as amended and restated as of August 4, 2017 (the “Employment Agreement”), Executive agrees as follows:

1.	Waiver and Release.

As used in this Waiver and Release of Claims (this “Agreement”), the term “claims” shall include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, both known and unknown, in law, equity or otherwise.

For and in consideration of the payments described in Section 5 of the Employment Agreement, Executive, for and on behalf of Executive and Executive’s heirs, administrators, executors, and assigns (the “Related Parties”), effective the Release Effective Date (as defined below), does fully and forever waive and release, remise and discharge the Company, its direct and indirect parents, subsidiaries and affiliates (including Crackle Holdings, L.P.), their predecessors and successors and assigns, together with the respective officers, directors, partners, shareholders, employees, members, and agents of the foregoing (collectively, the “Group”) from any and all claims which Executive or any Related Party had, may have had, or now has against the Company, the Group, collectively or any member of the Group individually, for or by reason of any matter, cause or thing whatsoever, including, but not limited to, (x) any claim arising out of or attributable to Executive’s employment or the termination of Executive’s employment with the Company, and also including but not limited to claims of breach of contract, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual preference [and (y) any and all claims with respect to any equity, equity-based or other incentive compensation].1 This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act of 1967 (the “ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, the Equal Pay Act, and all other federal, state and local labor and anti- discrimination laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees.

1            Include to the extent equity is called at termination.

Executive specifically releases all claims against the Group and each member thereof under ADEA relating to Executive’s employment and its termination.

Executive represents that Executive has not filed or permitted to be filed against the Group, any member of the Group individually or the Group collectively, any lawsuit, complaint, charge, proceeding or the like, before any local, state or federal agency, court or other body (each, a “Proceeding”), and Executive covenants and agrees that Executive will not do so at any time hereafter, in each case, with respect to claims released pursuant to this Agreement (including, without limitation, any claims relating to the termination of Executive’s employment), except as may be necessary to enforce this Agreement, to obtain benefits described in or granted under this Agreement, or to seek a determination of the validity of the waiver of Executive’s rights under the ADEA, or initiate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission. Except as otherwise provided in the preceding sentence, (i) Executive will not initiate or cause to be initiated on Executive’s behalf any Proceeding, and will not participate (except as required by law) in any Proceeding of any nature or description against any member of the Group individually or the Group collectively that in any way involves the allegations and facts that Executive could have raised against any member of the Group individually or the Group collectively as of the date hereof with respect to any matter released hereby and (ii) Executive waives any right Executive may have to benefit in any manner from any relief (monetary or otherwise) arising out of any Proceeding with respect to any matter released hereby.

Notwithstanding the foregoing, nothing in this Agreement shall release Executive’s claim for (i) unemployment compensation benefits, (ii) any claims by Executive in respect of any vested benefits under any Company benefit plans or other Company retirement plans of any type that Executive is entitled to pursuant to the terms thereof as a result of his employment with the Company, (iii) any right or claim that arises against the Company after the date of this Agreement, (iv) rights under this Agreement, (v) rights to indemnification as an officer or employee of the Company, (vi) rights to payment under Section 5 of the Employment Agreement or (vii) [any claims by Executive in respect of his capacity as an equityholder of the Company or any of its Affiliates].2

2.	Acknowledgment of Consideration.

Executive is specifically agreeing to the terms of this release because the Company has agreed to pay Executive money and other benefits to which Executive was not otherwise entitled under the Company’s policies or under the Employment Agreement (in the absence of providing this release). The Company has agreed to provide this money and other benefits because of Executive’s agreement to accept it in full settlement of all possible claims Executive might have or ever had with respect to any matter released hereby, and because of Executive’s execution of this Agreement.

2            Include to the extent equity is not called at termination.

3.	Acknowledgments Relating to Waiver and Release; Revocation Period.

Executive acknowledges that Executive has read this Agreement in its entirety, fully understands its meaning and is executing this Agreement voluntarily and of Executive’s own free will with full knowledge of its significance. Executive acknowledges and warrants that Executive has been advised by the Company to consult with an attorney prior to executing this Agreement. The offer to accept the terms of this Agreement is open for at least [21/45] days following termination of employment. Executive shall have the right to revoke this Agreement for a period of seven (7) days following Executive’s executive of this Agreement, by giving written notice of such revocation to the Company. This Agreement shall not become effective until the eighth day following Executive’s execution of it (the “Release Effective Date”).

4.	Remedies.

Moreover, Executive understands and agrees that if Executive breaches any provisions of this Agreement, in addition to any other legal or equitable remedy the Company may have, the Company shall be entitled to cease making any payments or providing any benefits to Executive under Section 5 of the Employment Agreement, and Executive shall reimburse the Company for all its reasonable attorneys’ fees and costs incurred by it arising out of any such breach. The remedies set forth in this paragraph shall not apply to any challenge to the validity of the waiver and release of Executive’s rights under the ADEA. In the event Executive challenges the validity of the waiver and release of Executive’s rights under the ADEA, then the Company’s right to attorneys’ fees and costs shall be governed by the provisions of the ADEA, so that the Company may recover such fees and costs if the lawsuit is brought by Executive in bad faith. Any such action permitted to the Company by this paragraph, however, shall not affect or impair any of Executive’s obligations under this Agreement, including without limitation, the release of claims in paragraph 1 hereof

5.	No Admission.

Nothing herein shall be deemed to constitute an admission of wrongdoing by Executive, the Company or any member of the Group. Neither this Agreement nor any of its terms shall be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.

6.	Choice of Law; Exclusive Venue.

THE TERMS OF THIS AGREEMENT AND ALL RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO, INCLUDING ITS ENFORCEMENT, SHALL BE INTERPRETED AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS OF THE STATE OF DELAWARE OR THOSE OF ANY OTHER JURISDICTION WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Executive has executed this Agreement as of the day and year set forth opposite his signature below.

DATE	John Heyman

(not to be signed prior to termination of employment)